Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.295 per Share, an Increase of Approximately 2% Over Prior Quarter

December 9, 2024

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.295 per share of common stock for the fourth quarter of 2024. On an annualized basis the fourth quarter 2024 dividend of $0.295 equals $1.18 per share, an increase of $0.02 per share compared to the previous annualized dividend. The dividend is payable on January 14, 2025, to stockholders of record as of the close of business on December 31, 2024.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2024, the Company’s portfolio consisted of 2,053 freestanding net lease properties with a weighted average lease term of 14.1 years and a weighted average rent coverage ratio of 3.6x. In addition, as of September 30, 2024, the Company’s portfolio was 99.9% leased to 407 tenants operating 583 different concepts in 16 industries across 49 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Capital Markets
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.